Exhibit 99.1

FOR RELEASE

7:30 A.M. EDT

July 22, 2010

CenterState Banks, Inc. Announces Pricing of Common Stock Offering

DAVENPORT, FL—July 22, 2010—CenterState Banks, Inc. (NASDAQ: CSFL) (the “Company”) announced today that it has priced its previously disclosed public offering of 3,600,000 shares of its common stock at a price to the public of $8.50 per share for total gross proceeds of approximately $30.6 million. Keefe, Bruyette & Woods, Inc. is serving as lead bookrunning manager of the offering. The underwriters will have a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

The Company expects to receive net proceeds from the offering of approximately $28,490,500. The Company intends to use the net proceeds from this offering to support its growth, including the previously announced FDIC-assisted acquisition by its wholly owned subsidiary, CenterState Bank of Florida, N.A., of substantially all the deposits and assets of Olde Cypress Community Bank, Clewiston, Florida on July 16, 2010, possible future acquisitions of other banks with FDIC assistance and unassisted acquisitions of whole banks, bank branches and various lines of business. The Company expects to use any other net proceeds for general corporate purposes, including working capital needs.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559.

About CenterState Banks, Inc.

The Company is a multi bank holding company which currently operates through four wholly owned subsidiary banks with 43 locations in 12 counties throughout Central Florida. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol “CSFL.”

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, including acquisitions, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

CONTACT

CenterState Banks, Inc.

James J. Antal, CFO, 863-419-7750

investor@centerstatebank.com